Exhibit 99.1

NEWS RELEASE

CONTACT:  Phil Franklin,
Vice President, Operations Support and CFO (773) 628-0810

LITTELFUSE ANNOUNCES ACQUISITION OF HAMLIN

CHICAGO, April 15, 2013 – Littelfuse, Inc. (NASDAQ:LFUS), today announced it has signed a definitive agreement to acquire Hamlin, Inc. from Key Safety Systems for $145 million in a cash transaction. Hamlin is dedicated to providing sensor technology to the automotive industry as well as the electronics and industrial markets. Hamlin is a global company whose principal facilities are in Lake Mills, Wisconsin; Norwich, UK; Suzhou, China and Matamoros, Mexico.  Hamlin had sales of approximately $76 million in 2012.

“The acquisition of Hamlin is a major step forward in our strategy to build a global, automotive sensor platform,” said Gordon Hunter, Chief Executive Officer.  “We are excited about the growth prospects for Hamlin and the obvious synergies with Accel, the automotive sensor company which we acquired in 2012. With Hamlin, we also extend our sensing technology outside the automotive market with products that can be sold through our electronics distribution partners.”

“Hamlin’s new products pipeline and design-win momentum combined with our leadership positions in the global automotive and electronics markets make for a powerful combination,” added Hunter. “We believe this business can achieve double-digit sales growth, and that it will be accretive to earnings by approximately $0.35 per share for 2014.”

Completion of the transaction is subject to the expiration or termination of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions. This transaction is expected to close by the end of May.

There will be no conference call related to this announcement. Further comments regarding this acquisition will be made in conjunction with the company’s earnings release and conference call on April 30, 2013.

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About Hamlin
Founded in 1949, Hamlin Electronics is a leader in sensor technology, providing standard products and custom solutions for leading global manufacturers in the automotive and other industries. The company’s product line includes reed, hall-effect, inductive and its newly-developed PWG linear sensing technologies, as well as switches and relays.  Headquartered in Lake Mills, Wis., Hamlin has manufacturing, engineering and sales offices in the U.S., Mexico, Europe and Asia. For more information, please visit the Hamlin website: www.hamlin.com.

About Littelfuse
Founded in 1927, Littelfuse, Inc., the worldwide leader in circuit protection, offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Littelfuse devices protect products in virtually every market that uses electrical energy, from consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 30 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); PulseGuard® ESD Suppressors; SIDACtor® Devices; Silicon Protection Arrays (SPA®); Switching Thyristors; TVS Diodes and Varistors.  The company also offers a comprehensive line of highly reliable Electromechanical and Electronic Switch and Control Devices for commercial and specialty vehicles and Sensors for automobile safety systems, as well as Protection Relays and underground Power Distribution Centers for the safe control and distribution of electricity.
For more information, please visit the Littelfuse website: littelfuse.com.

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 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to, references to the impact of the acquisition on Littelfuse’s earnings and future sales of Hamlin, the expected date of closing of the transaction, the strategic fit of Hamlin into Littelfuse’s business, and the potential benefits of the transaction. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Important risk factors that may cause such a difference for Littelfuse in connection with the acquisition of Hamlin include, but are not limited to, unexpected variations in market growth and demand for sensor technology solutions and related technologies, the ability of the parties to successfully consummate the transactions contemplated by the stock purchase agreement and related transaction documents, the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, costs and unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues and charges resulting from purchase accounting adjustments or fair value measurements.

Littelfuse’s Annual Report on Form 10-K filed on February 27, 2013 and other Securities and Exchange Commission filings discuss other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

LFUS-A

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